Exhibit 10.2
3028-00-00
COINSURANCE REINSURANCE AGREEMENT
BETWEEN
SAFECO LIFE INSURANCE COMPANY
(HEREINAFTER CALLED THE “Ceding Company”)
Seattle, Washington, USA
and
RGA REINSURANCE COMPANY
(HEREINAFTER CALLED THE “Reinsurer”)
St. Louis, Missouri, USA
This Agreement is Effective January 1, 1998

Table of Contents

Article	Title	Page
I	Parties to the Agreement	3
II	Commencement, Termination and Continuance of Reinsurance	3
III	Scope	4
IV	Coverage	5
V	Liability	6
VI	Reinsurance Premiums and Allowances	6
VII	Reserves	7
VIII	Terminations and Reductions	7
IX	Policy Alterations	7
X	Policy Administration and Premium Accounting	9
XI	Claims	10
XII	Arbitration	11
XIII	Insolvency	12
XIV	Right to Inspect	12
XV	Unintentional Errors, Misunderstandings or Omissions	13
XVI	Choice of Law, Forum and Language	13
XVII	Alterations to the Agreement	13
XVIII	Execution of the Agreement	14

Schedules
I	Reinsurance Specifications	15
II	Retention	19
III	Business Covered	20
IV	Reinsurance Premiums	21
V	Limits	31
VI	Sample Statement Specifications	32
VII	Sample Policy Exhibit	33
VIII	Definitions	34

Article I
Parties to the Agreement
Reinsurance required by the Ceding Company will be assumed by the Reinsurer as described in the terms of this Agreement.
This is an Agreement solely between the Reinsurer and the Ceding Company. In no instance will anyone other than the Reinsurer or the Ceding Company have any rights under this Agreement, and the Ceding Company is and will remain solely liable to any insured, policyowner, or beneficiary under the Original Policies reinsured hereunder.
The current general and special policy conditions, the premium schedules, and underwriting guidelines of the Ceding Company, applying to the business covered by this Agreement as set out in the Schedules, will form an integral part of this Agreement. Additions or alterations to any of these conditions or schedules will be reported to the Reinsurer without delay. In the case of significant changes, both parties to the Agreement must agree to the new reinsurance conditions.
Article II
Commencement, Termination and Continuance of Reinsurance
1.	Agreement Commencement

Notwithstanding the date on which this Agreement is signed, this Agreement will take effect as from the date shown in the attached Schedule I, and applies to new business taking effect on and after this date.

2.	Agreement Termination

This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance after the first thirty-six (36) months by the Ceding Company, or by the Reinsurer at any time upon giving ninety (90) days written notice of termination to the other party. The day the notice is mailed to the other party’s Home Office, or, if the mail is not used, the day it is delivered to the other party’s Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

3.	Policy Termination

If the Policy is terminated by death, lapse, surrender or otherwise, the reinsurance will terminate on the same date. If premiums have been paid on the reinsurance for a period beyond the termination date, refunds will follow the terms as shown in Schedule I.

If the Policy continues in force without payment of premium during any days of grace pending its surrender, whether such continuance be as a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium and will terminate on the same date as the Ceding Company’s risk terminates.

If the Policy continues in force because of the operation of an Automatic Premium Loan provision, or other such provision by which the Ceding Company receives compensation for its risk, then the reinsurance will also continue and the Ceding Company will pay the Reinsurer the reinsurance premium for the period to the date of termination.

Article II
Commencement, Termination and Continuance of Reinsurance (Continued)
4.	Continuation of Reinsurance

On termination of this Agreement in accordance with the provisions in Paragraph two of this Article, the reinsurance ceded will remain in force subject to the terms and conditions of this Agreement until their natural expiry.
Article III
Scope
1.	Retention of the Ceding Company

The type and amount of the Ceding Company’s retention on any one life is as shown in Schedule I. In determining the amounts at risk in each case, any additional death benefits on the same life (e.g. additional term insurance or family income benefits) will be taken into account, as will the amounts at risk under any other existing policies, at the tune of commencement, of the policy ceded under this Agreement.

The Ceding Company may alter its retention in respect of future new business at any tune. The Ceding Company will promptly notify the Reinsurer of such alteration and its effective date.

2.	Currency

All reinsurance to which the provisions of this Agreement apply will be effected in the same currencies as that expressed in the Original Policies and as shown in Schedule I.

3.	The Reinsurer’s Share

The Reinsurer’s Share is as shown in Schedule I.

4.	Basis of Reinsurance

Plans of insurance listed in Schedule I will be reinsured on the basis described in Schedule I, using the rates given in the Rate Table as shown in Schedule I.

5.	Reinsurance Allowances

The Reinsurer will pay to the Ceding Company the reinsurance allowance, if any, as shown in Schedule I. If any reinsurance premiums or installments of reinsurance premiums are returned to the Ceding Company, any corresponding reinsurance allowance previously credited to the Ceding Company, will be reimbursed to the Reinsurer.

6.	Premium Rate Guarantee

Premium Rate Guarantees, if any, are as shown in Schedule I.

7.	Policy Fees

Policy fees, if any, are as shown in Schedule I.

Article III
Scope (Continued)
8.	Taxes

Taxes, if any, are shown in Schedule I.

9.	Experience Refund or Profit Commission

If an experience refund or profit commission is payable under this Agreement, the conditions and formula are as shown in Schedule I.

10.	Expense of the Original Policy

The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.
Article IV
Coverage
Automatic Provisions
For each risk on which reinsurance is ceded, the Ceding Company’s retention at the time of issue will take into account both currently issued and previously issued policies.
The Ceding Company must cede and the Reinsurer must automatically accept reinsurance, if all of the following conditions are met for each life:
1.	Retention

The Ceding Company has retained its limit of retention as shown in Schedule I; and

2.	Plans and Riders

The basic plan or supplementary benefit, if any, is shown in Schedule I; and

3.	Automatic Acceptance Limits

The underwriting class, age, minimum reinsurance amount, binding amounts and jumbo limits fall within the automatic limits as shown in Schedule I; and

4.	Underwriting

The risk is underwritten according to the Ceding Company’s Standard Guidelines; and

The Ceding Company has never made facultative application for reinsurance on the same life to the Reinsurer or any other Reinsurer; and

5.	Residence

The risk is a resident of the Countries, as shown in Schedule I.

Article IV
Coverage (Continued)
Automatic Provisions (Continued)
If, for a given application, the Ceding Company cannot comply with the automatic reinsurance conditions described above, or if the Ceding Company submits the application to other Reinsurers for their facultative assessment, the Ceding Company can submit this application to the Reinsurer on a facultative basis.
Facultative Provisions
The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician’s statement, and any additional information pertinent to the insurability of the risk to the Reinsurer.
The Ceding Company will also notify the Reinsurer of any underwriting information requested or received after the initial request for reinsurance is made. For policies which contain automatic increase provisions, the Ceding Company will inform the Reinsurer of the initial and ultimate risk amounts for which reinsurance is being requested, or in the case of indexed amounts, the basis of the indexing.
On a timely basis, the Reinsurer will submit a written decision to the Ceding Company. In no case will the Reinsurer’s offer on facultative submissions be open after 120 days have elapsed from the date of the Reinsurer’s offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the Ceding Company must occur within 120 days of the final reinsurance offer. Unless the Reinsurer explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.
The Reinsurer will not be liable for proceeds paid under the Ceding Company’s conditional receipt or temporary insurance agreement for risks submitted on a facultative basis.
Article V
Liability
The liability of the Reinsurer for all claims within automatic cover and all claims arising after facultative acceptance as described in Article IV, will commence simultaneously with that of the Ceding Company and will cease at the same tune as the liability of the Ceding Company ceases.
Article VI
Reinsurance Premiums And Allowances
1.	Life Reinsurance

Premiums for Life and Supplemental Benefit reinsurance will be as shown in Schedule I.

2.	Substandard Premiums

Premiums will be increased by any (flat) extra premium or substandard premium as shown in Schedule I, charged the insured on the face amount initially reinsured.

Article VI
Reinsurance Premiums And Allowances (Continued)
3.	Supplemental Benefits

The Reinsurer will receive a proportionate share of any premiums for additional benefits as shown in Schedule I, as well as for any extra premiums the Ceding Company may collect for the coverage of special risks (traveling, climate, occupation, etc.). This share will be based on the ratio between the amount at risk and the total initial benefits insured and will remain constant throughout the entire period of premium payment.
Article VII
Reserves
Reserve requirements of the Ceding Company, if any, are as shown in Schedule I.
Article VIII
Terminations and Reductions
Terminations or reductions will take place in accordance with the following rules in order of priority:
1.	The Ceding Company must keep its initial or recaptured retention on the policy.

2.	Termination or reduction of a wholly reinsured policy will not affect other reinsurance inforce.

3.	A termination or reduction on a wholly retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first.

4.	A termination or reduction will be made first to reinsurance of partially reinsured policies with the oldest policy being reduced first.

5.	If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

6.	When a policy is reinstated, reinsurance will be reinstated as if the lapse or reduction had not occurred.
Article IX
Policy Alterations
1.	Reinstatement

Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the terms and rules of the Ceding Company. Any policy originally reinsured with the Reinsurer on a facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.

Article IX
Policy Alterations (Continued)
2.	Extended Term and Reduced Paid-Up Additions

Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

3.	Exchanges or Conversions

An exchange or conversion is a new policy replacing a policy issued earlier by the Ceding Company or a change in an existing policy that is issued or made either:
1.	Under the terms of the original policy, or,

2.	Without the same new underwriting information the Ceding Company would obtain in the absence of the original policy,

3.	Without a suicide exclusion period, or contestable period of equal duration, to those contained in new issues by the Ceding Company, or

4.	Without the payment of the same allowances in the first year, that the Ceding Company would have paid in the absence of the original policy.
Exchanges or Conversions will be reinsured under this Agreement only if the original policy was reinsured with the Reinsurer; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with the Reinsurer immediately prior to the exchange or conversion. Premiums will be as shown in Schedule I.

Note:	An original date policy Reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to the Reinsurer for the original policy will be refunded to the Ceding Company. All premiums will be due on the new policy from the original issue date of the old policy.

Note:	Re-Entry, e.g. wholesale replacement and similar programs are not covered under this Article. If Re-Entry is applicable to this treaty, then it will be covered in Schedule I.

Article X
Policy Administration and Premium Accounting
1.	Accounting Period and Premium Due

The Ceding Company will submit accounts to the Reinsurer, for reporting new business, alterations, terminations, renewals, claims, and premium due, as shown in Schedule I.

2.	Accounting Items

The accounts will contain a list of premiums due for the current accounting period, explain the reason for each premium payment, show premium subtotals adequate to use for premium accounting, including first year and renewal year premiums and allowances. The account information should provide the ability to evaluate retention limits, premium calculations and to establish reserves.

3.	Reinsurance Administration Requirements

Reinsurance Administration Requirements are as shown in Schedule I.

4.	Payment of Balances

The Ceding Company will pay any balance due the Reinsurer, at the same time as the account is rendered, but in all cases, by the Accounting and Premium Due frequency as shown in Schedule I. The Reinsurer will pay any balance due the Ceding Company, at the same time as the account is confirmed, however, at the latest, within thirty (30) days after receipt of the statement of account. Should the Reinsurer be unable to confirm the account in its entirety, the confirmed portion of the balance will be paid immediately. As soon as the account has been fully confirmed, the difference will be paid immediately by the debtor. All balances not paid within thirty (30) days of the due date shown on the statement will be in default.

5.	Balances in Default

The Reinsurer will have the right to terminate this Agreement, when balances are in default, by giving ninety (90) days written notice of termination to the Ceding Company. As of the close of the last day of this ninety (90) day notice period, the Reinsurer’s liability for all risks reinsured under this Agreement will terminate. The first day of this ninety (90) day notice of termination, resulting from default as described in paragraph four of this Agreement, will be the day the notice is received in the mail by the Ceding Company, or if the mail is not used, the day it is delivered to the Ceding Company. If all balances in default are received within the ninety (90) day time period, the Agreement will remain in effect. The interest payable on balances in default is stipulated as shown in Schedule I.

6.	Offset

Any amounts due, by either of the parties to this Agreement, whether they arise out of this Agreement, or out of any other reinsurance relationship between the parties, may be offset against the claims of the other party. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties.

Article XI
Claims
1.	Notice

The Ceding Company will promptly notify the Reinsurer of all claims.

2.	Proofs

In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient. Copies thereof, together with proof of the amount paid on such claim by the Ceding Company will be furnished to the Reinsurer when requesting its share of the claim.

3.	Payment of Benefits

The Reinsurer will pay its share of all payable claims, however, if the amount reinsured with the Reinsurer is more than the amount retained by the Ceding Company and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to the Reinsurer for its recommendation before admission of any liability on the part of the Ceding Company.

If the amount of insurance changes because of a misstatement of rate classification, the Reinsurer’s share of reinsurance liability will change proportionately.

4.	Contested Claims

The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim. Unless it declines to be a party to such action, the Reinsurer will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, except as specified below.

5.	Claims Expenses

If the Reinsurer declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date, from the date it notifies the Ceding Company it declines to be a party.

6.	Extra Contractual Obligations

In no event will the following categories of expenses or liabilities be reimbursed:
a.	Routine investigative or administrative expenses;

b.	Salaries of employees or other internal expenses of the Ceding Company or the original issuing Companies;

c.	Extra contractual damages, including punitive damages and exemplary damages; or

d.	Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

Article XII
Arbitration
1.	General

The parties agree to act in all things with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

The arbitrators will be individuals, other than from the contracting companies, including those who have retired, with more than ten (10) years insurance or reinsurance experience within the industry.

The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce that decision to judgment.

2.	Notice

To initiate arbitration, either party will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt.

3.	Procedure

Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the arbitration tribunal will be constituted, and the third arbitrator will act as Chairman of the tribunal.

If either party fails to appoint an arbitrator within sixty (60) days after the other party has given notice of appointing an arbitrator, then the Arbitration Association, as shown in Schedule I, will appoint an arbitrator for the party that has failed to do so.

The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the Arbitration Association, for such appointment. Should the two arbitrators be unable to agree on the choice of the third arbitrator, then the appointment of this arbitrator is left to the Arbitration Association. Such expense shall be borne equal by each party to this Agreement.

The tribunal, may in its sole discretion make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The tribunal, will have the widest discretion permissible under the law, and practice of the place of arbitration, when making such orders or directions.

4.	Arbitration Costs

All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

Article XII
Arbitration (Continued)
5.	Place of Arbitration

The place of arbitration is as shown in Schedule I.

6.	Arbitration Settlement

The award of the tribunal, will be in writing, and binding upon the consenting parties.
Article XIII
Insolvency
In the event of the insolvency of the Ceding Company, all reinsurance will be payable directly to the liquidator, receiver, or statutory successor of the Ceding Company without diminution.
In the event of insolvency of the Ceding Company, the liquidator, receiver, or statutory successor will immediately give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver, or statutory successor. The expense incurred by the Reinsurer will be chargeable, subject to court approval against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the Ceding Company.
Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against, either the Reinsurer or the Ceding Company, with respect to this Agreement or with respect to any other claim of one party against the other, are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.
Article XIV
Right To Inspect
Upon request the Ceding Company will furnish the Reinsurer with detailed information concerning the risks reinsured under this Agreement. In particular the Reinsurer will be entitled to request that:
1.	Copies of the whole or part of any documents relating to the risks and their reinsurance be made available to the Reinsurer at its own expense;

2.	During the Ceding Company’s normal office hours these documents will be made available to a representative of the Reinsurer who will be named in advance; notification of such visits will normally be given two weeks in advance and even in urgent cases at least forty-eight hours in advance; and

3.	The Reinsurer will have this right of inspection as long as one of the two parties to this Agreement is claiming from the other.

Article XV
Unintentional Errors, Misunderstandings or Omissions
It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.
Article XVI
Choice of Law, Forum, and Language
Choice of Law and Forum
This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts, as shown in Schedule I.
Article XVII
Alterations To The Agreement
This reinsurance Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than as expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment, Addenda or by correspondence attached to the Agreement embodying such alterations as may be agreed upon and signed by both parties. These documents will be regarded as part of this Agreement and will be equally binding.

Article XVIII
Execution of the Agreement
In Witness Of The Above,
SAFECO LIFE INSURANCE COMPANY
OF
Seattle, Washington, USA
and
RGA REINSURANCE COMPANY
OF
St. Louis, Missouri, USA
Have by Their Respective Officers Executed and delivered this Agreement in Duplicate on the Dates Indicated Below:

SAFECO LIFE INSURANCE COMPANY

By:	/s/	By:	/s/

Title:		Title: Actuary

Date: 3/11/98

RGA REINSURANCE COMPANY

By:	/s/

Title:

Date: 3/11/98